Exhibit 99.1

06-09
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
1-800-321-7423

SOUTHERN UNION COMPANY
RESCHEDULES REMARKETING OF 2.75% SENIOR NOTES

HOUSTON, May 5, 2006— Southern Union Company (NYSE: SUG) today announced that the remarketing of Southern Union’s 2.75% Senior Notes due August 16, 2006, (the “2.75% Senior Notes”) will be rescheduled to a subsequent remarketing period referenced in the forward stock purchase agreement. The initial remarketing period indicated in the forward stock purchase contract agreement was May 11, 2006.

Southern Union issued $125 million aggregate principal amount of the 2.75% Senior Notes when it issued 2.5 million Equity Units (NYSE: SUG PrB CUSIP No. 844030304) in June 2003. Each Equity Unit currently consists of a $50 principal amount of the 2.75% Senior Notes and a forward stock purchase contract that obligates the holder to purchase Southern Union Company common stock on August 16, 2006. There is currently $125 million aggregate principal amount of the 2.75% Senior Notes outstanding.

About Southern Union Company
Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates the nation’s second largest natural gas pipeline system with more than 22,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately 1 million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.sug.com.